Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-132755 and 333-122825) and on Form S-3 (No.’s 333-132882, 333-135169, and 333-140737) of Favrille, Inc. of our report dated March 23, 2007 with respect to the financial statements of Favrille, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

San Diego, California
March 23, 2007